For Immediate Release
April 20, 2005
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Public Relations Contact: Joanne Brigandi x4240

                  SJI Reports Record First Quarter 2005 Results
                   Income from Continuing Operations Jumps 10%
            Earnings per Share from Continuing Operations Rises 5.5%

[Folsom, NJ] --South Jersey Industries (NYSE: SJI) today reported record earnings from continuing operations for the first quarter of 2005 of $26.9 million, a 10% increase over first quarter 2004 results of $24.5 million. Earnings per share from continuing operations rose 5.5% to $1.92 as compared with $1.82 for the prior year period. SJI's utility and non-utility operations were both significant contributors to the performance improvement. "I am pleased to report that SJI continues to deliver the strong performance that our shareholders have come to expect," said SJI CEO Edward Graham. "Performance such as that achieved in this record first quarter, combined with a number of actions and initiatives that provide long-range benefits, position SJI to meet its goal of producing 6-7% average long-term earnings per share growth," stated Graham.

Highlights For First Quarter 2005 Include:

Utility Business Income Contribution Increases 9%: Income at South Jersey Gas rose $1.9 million to $22.6 million in the first quarter compared with $20.7 million for the same period in 2004. Key contributing factors were:

                                   Cover Page

o SJG added 9,054 customers since March 2004. Our 3% customer growth rate is almost double the national average for gas utilities. Our expectation is that customer growth will remain at this pace for the remainder of 2005. Customer additions added $850,000 to income for the quarter.
o Utility margins continue to benefit from rate case. SJG continued to benefit in the first quarter of 2005 from the July 2004 base rate case settlement. Restructured rates added $3.9 million to income for the quarter. The case was also responsible for a reduction in depreciation expense recorded by SJG that contributed $650,000 to net income for the period. While base rates increased as a result of the settlement, customer bills actually declined as certain cost recovery clauses were revised or eliminated to reflect current conditions.
o Weather negatively impacted quarterly comparisons. Degree days that were 1.5% warmer than last year combined with less favorable use factors to reduce net income by $600,000. SJG has a weather normalization clause in its rates that protects both the company and its customers from the impacts of temperatures that vary significantly from normal.

Non-Utility Income Contribution Up 15%: Earnings from non-utility operations increased to $4.3 million for the first quarter of 2005, up from $3.8 million in the same quarter last year. Performance benefited from the following:

o Commodity marketing results up 15%. Commodity marketing added $3.2 million to SJI's bottom line during the first quarter of 2005, up from $2.8 million for the same period in 2004. The improved performance was due to higher margins produced by SJI's wholesale activities. That performance offset declines in retail commodity marketing that resulted from lower customer levels. Market conditions for gas prices made it

                                     SJI-2

         more economical for consumers to purchase gas from the utility, rather than marketers. Also, a reserve established for receivables from a customer that filed for Chapter 11 bankruptcy protection resulted in a $650,000 after-tax charge.

o On-site energy production adds one new facility and signs two more. In March 2005, commercial operations commenced at our landfill gas-fired electric generation facility in Atlantic County, NJ. We also recently signed contracts for two additional projects. In March 2005, we reached an agreement with the Borgata Casino, Hotel & Spa to provide for all of the energy needs for their previously announced 500,000 sq. ft. expansion project into 2026. We will expand our existing thermal energy facility to provide this service and expect this project to be operational by mid-2006. In April 2005, we entered into an agreement with the Pollution Control Financing Authority of Warren County (NJ) to develop and operate another landfill gas generation facility, similar to the project we just completed in Atlantic County. These contracts bring our total number of projects in development to three, including the energy facility being developed for Seneca Gaming's Niagara Falls casino. Marina currently has four operating projects. This business line delivered $640,000 to SJI's bottom line for the quarter. Contribution to net income declined by about $270,000 compared with the first quarter of 2004, primarily due to the non-recurrence of a State of New Jersey thermal energy credit received in the first quarter of 2004.

o Appliance Service contribution jumps 54%. Higher levels of appliance service contracts, price increases implemented in the fall of 2004, an expanding installation business, and productivity initiatives combined to boost income from our appliance service business to $420,000 for the quarter.

                                      SJI-3

Balance Sheet Improvement Continues: The strength of SJI's financial position, as measured by the equity-to-total capitalization ratio, continued to improve during the first quarter of 2005. The combination of strong earnings and new equity, raised primarily during 2004, resulted in an equity ratio of 51% at March 31, 2005, compared with 48% at the same point in 2004. Our target is to maintain an average annual equity ratio of close to 50%. Management remains committed to maintaining SJI's current low-to-moderate risk profile, even while taking advantage of the many growth opportunities present for both SJI's utility and non-utility operations. SJI is particularly focused on managing risk at our non-utility operations. Examples include our plan to maintain fully hedged positions in our commodity marketing businesses and ensuring project revenue streams with long-term contracts.

Webcast and Conference Call Details
         South Jersey Industries President and CEO, Edward J. Graham, will be hosting an open conference call and webcast to discuss the company's first quarter 2005 earnings on Wednesday, April 20, 2005 at 11:00 a.m. EDT. To participate in the conference call, dial 1-800-599-9829, approximately 10 minutes ahead of the scheduled time, provide the pass code of 37048398.

         To listen to a live webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click Investors and then click the webcast icon. A recorded version of the webcast will be available at SJI's website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 91370915. SJI encourages shareholders, media and members of the financial community to attend the conference call and/or listen to the webcast.

                                     SJI-4

Forward-Looking Statements
         This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI's most recent report on SEC Form 10-K. SJI assumes no duty to update these statements should actual events differ from expectations.

         South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy, and South Jersey Energy Service Plus. SJI markets an array of retail and wholesale energy products and services throughout the mid-Atlantic and southeastern United States.Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

                                       ###

                                     SJI-5

SOURCE:         DAVID A. KINDLICK                               609-561-9000
                STEPHEN H. CLARK
COMPANY NAME:   SOUTH JERSEY INDUSTRIES, INC.
MARKET:         N
STOCK SYMBOL:   SJI


                 SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
                         COMPARATIVE EARNINGS STATEMENTS
                    (In Thousands Except for Per Share Data)
                                    UNAUDITED

                                                    Three Months Ended
                                                          March 31,
                                                ----------------------------
                                                    2005           2004
                                                ------------   -------------
Operating Revenues:
     Utility                                      $ 212,167       $ 197,414
     Nonutility                                     116,403         110,196
                                                ------------   -------------

        Total Operating Revenues                    328,570         307,610
                                                ------------   -------------

Operating Expenses:
     Cost of Sales - Utility                        141,975         132,250
     Cost of Sales - Nonutility                     103,141         100,989
     Operation and Maintenance                       27,563          24,046
     Energy and Other Taxes                           5,158           4,872
                                                ------------   -------------

Operating Income                                     50,733          45,453
                                                ------------   -------------

Other Income and Expense:
     Equity in Affiliated Companies                     194             156
     Other                                              384             721
                                                ------------   -------------

        Total Other Income and Expense                  578             877
                                                ------------   -------------

Interest Charges  *                                   5,305           4,960

Income Taxes                                         19,114          16,911
                                                ------------   -------------

Income from Continuing Operations                    26,892          24,459

Discontinued Operations  -  Net                        (144)           (140)
                                                ------------   -------------

Net Income Applicable to Common Stock              $ 26,748        $ 24,319
                                                ============   =============

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
     Continuing Operations                           $ 1.93          $ 1.83
     Discontinued Operations  - Net                   (0.01)          (0.01)
                                                ------------   -------------

Basic Earnings Per Common Share                      $ 1.92          $ 1.82
                                                ============   =============

Average Common Shares Outstanding - Basic            13,900          13,392

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
     Continuing Operations                           $ 1.92          $ 1.82
     Discontinued Operations  - Net                   (0.01)          (0.01)
                                                ------------   -------------

Diluted Earnings Per Common Share                    $ 1.91          $ 1.81
                                                ============   =============

Average Common Shares Outstanding - Diluted          14,000          13,461

                                                    Twelve Months Ended
                                                          March 31,
                                                ----------------------------
                                                    2005           2004
                                                ------------   -------------
Operating Revenues:
     Utility                                      $ 509,701       $ 475,310
     Nonutility                                     330,335         255,652
                                                ------------   -------------

        Total Operating Revenues                    840,036         730,962
                                                ------------   -------------

Operating Expenses:
     Cost of Sales - Utility                        336,706         311,781
     Cost of Sales - Nonutility                     289,866         229,766
     Operation and Maintenance                      105,160          98,226
     Energy and Other Taxes                          12,285          11,787
                                                ------------   -------------

Operating Income                                     96,019          79,402
                                                ------------   -------------

Other Income and Expense:
     Equity in Affiliated Companies                     939             755
     Other                                              648             973
                                                ------------   -------------

        Total Other Income and Expense                1,587           1,728
                                                ------------   -------------

Interest Charges  *                                  20,918          20,827

Income Taxes                                         31,282          24,127
                                                ------------   -------------

Income from Continuing Operations                    45,406          36,176

Discontinued Operations  -  Net                        (684)           (766)
                                                ------------   -------------

Net Income Applicable to Common Stock              $ 44,722        $ 35,410
                                                ============   =============

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
     Continuing Operations                           $ 3.29          $ 2.82
     Discontinued Operations  - Net                   (0.05)          (0.06)
                                                ------------   -------------

Basic Earnings Per Common Share                      $ 3.24          $ 2.76
                                                ============   =============

Average Common Shares Outstanding - Basic            13,818          12,846

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
     Continuing Operations                           $ 3.26          $ 2.80
     Discontinued Operations  - Net                   (0.05)          (0.06)
                                                ------------   -------------

Diluted Earnings Per Common Share                    $ 3.21          $ 2.74
                                                ============   =============

Average Common Shares Outstanding - Diluted          13,936          12,942

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.

FOR IMMEDIATE RELEASE